Exhibit 10.8

Form of Equity Transfer Agreement

Transferor：_____________________

Transferee：Jiangsu Pailing Communication Technology Co. Ltd

Taizhou Kepuni Communication Equipment Co., Ltd. (the “Company”), a limited liability company incorporated and established in Taizhou City, China, with its registered address at No. 318, Yongping Road; Science and Technology Pioneer Park, Gaogang District, Taizhou City, Jiangsu Province.

The Transferor owns % of the total Equity in the Company and the interests in connection therewith (the “Equity”).

The Transferor has agreed to transfer the Equity to the Transferee.

NOW, THEREFORE, the parties agree as follows:

The Transferor hereby agrees to sell and assign to the Transferee, free and clear of all encumbrances or pledges of any kind, and the Transferee agrees to purchase and accept from the Transferor, % of the Equity (“Equity Transfer”). Upon the execution of this Agreement:

a)	the Transferor shall not enjoy any rights or interests, or bear any obligations in respect of the Equity sold; and

b)	the Transferee shall enjoy all rights and interests as well as bear all obligations in respect of the Equity acquired.

The purchase price for the Equity shall be RMB             , which shall be paid by the Transferee to the Transferor.

This Agreement shall be effective upon the signing hereof by the parties or their respective authorized representatives until the obligations under this Agreement are fully completed.

This Agreement is made in three (3) copies. Each party holds one copy, and one copy shall be submitted to the relevant governmental authority for purposes of filing and registration. Each copy has the same legal effect.

Transferor：_____________________

Transferee：Jiangsu Pailing Communication Technology Co. Ltd

Date: ___________________